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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             CONTACT:  Jim Bauer
                                                            Investor Relations
                                                            (678) 473-2647
                                                            jim.bauer@arrisi.com

                    ARRIS REVISES FIRST QUARTER 2003 GUIDANCE
                     DUE TO MANUFACTURING AND WEATHER DELAYS

                        ANNOUNCES CONFERENCE CALL DETAILS

DULUTH, GA. (MARCH 27, 2003) ARRIS (NASDAQ:ARRS) today provided revised guidance for the ranges of first quarter 2003 revenue and earnings per share. Based upon the most recent external factors discussed below the Company now expects revenue in the range of $90 million to $100 million and earnings per share in the range of $0.02 to $0.08 per share. Guidance is given in terms of GAAP net income per share pursuant to recent SEC pronouncements as opposed to cash earnings. Cash earnings would add amortization of approximately $8.7 million. The revised earnings guidance includes the impact of the previously announced purchase of the Nortel Networks Membership interest at a net discount of $28.5 million and the previously announced write off of decommissioned customer relations software of $2.3 million. Cash earnings per share excluding the items discussed above are expected to be in the range of $(0.13) to $(0.19) per share.

"As we approach the end of the quarter, it has become apparent that a combination of recent external factors will push substantial revenues expected in the current quarter from both our Broadband and Supplies & Services product groups into the June quarter," said Larry Margolis, ARRIS EVP & CFO. "Although we may have been able to absorb the impact of some factors, the combined effects cause us now to realize that revenues will fall short of the previous guidance range. A number of factors are contributing to this anticipated shortfall. First, in our Broadband product group, anticipated shipments will be delayed due to recent manufacturing and component availability issues. Although these problems have now been corrected, this disruption has caused as much as $20 million of anticipated shipments to be delayed into the second quarter.

"In addition," continued Margolis, "in our Supplies & Services group, the record snow storm in Denver last week not only interfered with normal customer ordering and our order entry processes due to the inability of employees to get to work, but also damaged the roof of our TeleWire Supply headquarters facility and caused a gas leak in the building. These problems forced the evacuation and temporary closure of the Denver TeleWire Supply headquarters facility late last week. Although the facility has now been reopened, order entry and shipments were seriously disrupted at a critical point in time for the first quarter and sales and customer orders which would normally have occurred in the first quarter have been delayed. Weather conditions earlier in the quarter in the northeastern

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United States also caused a disruption and delay that affected sales for the quarter. These combined weather related issues are estimated to have a $5 million adverse impact on first quarter revenues. In addition, unforeseen order processing delays at one of our largest customers will push an additional estimated $5 million of orders anticipated for the first quarter into the June quarter. We expect most of the delayed shipments described above to be shipped in the second quarter.

Finally, we had a backlog of approximately $6 million for Cabovisao, which we are not shipping due to the previously disclosed uncertainty concerning their financing status," concluded Margolis.

"Had these supply and weather problems not occurred so late in the quarter, we believe we would have recovered sufficiently to come within our originally announced guidance range, albeit at the lower end," said Bob Stanzione, Arris President and CEO. "Our high-speed data, cable telephony and infrastructure products continue to generate significant customer demand and; therefore, we remain cautiously optimistic concerning the balance of the year. ARRIS will formally announce first quarter 2003 results on April 23, 2003 and will provide second quarter guidance at that time which we anticipate will be above current market consensus revenue estimates."

ARRIS has scheduled a conference call to discuss its revised guidance at 8:30am EDT on Friday March 28, 2003. The call may be accessed by dialing (888) 245-7013 and asking for the ARRIS Conference Call with Jim Bauer as the moderator. A replay of the conference call will be available through Tuesday, April 1, 2003 at (877) 519-4471, PIN # 3840252. Please note that ARRIS will not accept any calls related to this release during the period between the time of the release and the completion of the scheduled conference call at 8:30am EDT on March 28, 2003.

Forward-looking statements:
Certain information and statements contained in this press release constitute forward-looking statements with respect to the financial condition, results of operations, and business of ARRIS. Statements that are based on current expectations, estimates, forecasts, and projections about the markets in which the Company operates and management's beliefs and assumptions regarding these markets are forward-looking statements. The Company cautions that any forward-looking statements made are not guarantees of future performance.

         Statements made in this press release, including those related to:

-        achievement and timing of results based on management's actions;

-        first and second quarter and full year 2003 revenues and earnings;

-        the amounts of shippable backlog;

-        resolution of component supply problems; and

-        production capabilities

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are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

- projected results for the first quarter 2003 and comments on the second quarter and full year 2003 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management's control;

- because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

- several of the substantial participants in our industry are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

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